EXHIBIT 4.3

STANDSTILL AGREEMENT

AGREEMENT made this [ ] day of January 2005 by and between MultiCell Technologies, Inc., hereinafter referred to as "MULTICELL", and [ ], hereinafter referred to as "HOLDER".

W I T N E S S E T H:

WHEREAS, MULTICELL has issued certain securities consisting of convertible debentures, notes, preferred stock and/or warrants to HOLDER; and

WHEREAS, HOLDER has certain rights with respect to said securities; and

WHERAS, the parties understand that MULTICELL requires the within standstill agreement to issue common stock to obtain working capital for its business; and

WHEREAS, the parties are desirous of entering into this agreement.

NOW, THEREFORE, IN CONSIDERATION OF SUM OF $10.00 AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, IT IS MUTUALLY AGREED AS FOLLOWS:

FIRST: The security issued to HOLDER, more specifically described as [ ] herein referred to as "SECURITY" is an authorized, subsisting, and binding obligation of MULTICELL, and MULTICELL and HOLDER agree to the following terms:

(a) HOLDER agrees that all rights granted to HOLDER with respect to said SECURITY to exercise the right granted under said SECURITY, to convert that SECURITY into shares of common stock of MULTICELL, par value $0.01, ("COMMON STOCK") will be delayed until such time as MULTICELL obtains shareholder approval to amend the MULTICELL articles of incorporation to provide for additional shares to be available in treasury for issuance (the "PROPOSAL").

(b) The postponement and/or suspension of the convertible feature of the SECURITY is subject to the investment and/or financing of a Private Placement of Common Stock by MULTICELL of the sum of up to $4 million on or before the close of business on January 31, 2005 (the "PIPE"). The terms of the investment and/or financing will have been agreed upon by MULTICELL and will be no less than $2 million.

(c) HOLDER understands and agrees that this standstill agreement is necessary so as to permit MULTICELL to undertake the PIPE and to insure that sufficient COMMON STOCK is available to subscribers in the PIPE.

(d) Upon completion of the PIPE, MULTICELL agrees that it will seek shareholder approval of the PROPOSAL.

SECOND: In the event that MULTICELL does not complete the PIPE as provided for herein on or before January 31, 2005 then in that event, the within standstill agreed upon by HOLDER will be considered terminated and not binding upon HOLDER and HOLDER will be entitled to all rights under the SECURITY issued to it.

THIRD: The within Agreement may not be changed, modified, or altered, except in writing, by the parties herein, and MULTICELL and HOLDER agree that they have taken the necessary corporate and/or other action required to authorize and confirm the within Agreement.

FOURTH: In the event that notice under the Agreement herein is required, said notice shall be made as follows:

If to MULTICELL, at:

MultiCell Technologies, Inc. 55 Access Road Suite 700 Warwick RI 02886 Facsimile: [ ]

If to HOLDER, at:

[ ] Facsimile: [ ]

Notice shall be provided by facsimile, certified mail (return receipt requested), and regular mail, and be effective three (3) days from receipt of said notice by any of the parties herein.

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FIFTH: The within Agreement shall be governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties have set their hands and seals on the day, month and year first above written.

MULTICELL BIOMEDICAL CORPORATION

By: __________________________________________

HOLDER

By: __________________________________________

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